Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
VELO3D, INC.

Velo3D, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 29, 2021 (the “Certificate of Incorporation”).

2. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. That Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE VII – DIRECTOR AND OFFICER LIABILITY

1.    Limitation of Liability. To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director, or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. For purposes of this Article VII and Article X, references to a “director” shall include, for the avoidance of doubt and to the fullest extent permitted by law, any person who has served as a director of JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company.

2.    Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 8th day of June, 2023

By:	/s/ William McCombe
Name:	William McCombe
Title:	Chief Financial Officer